Exhibit 99.1

NEWS RELEASE
CALIFORNIA WATER SERVICE
GROUP

1720 North First Street	April 13, 2009
San Jose, CA 95112-4598	For Immediate Release

Contact:	Marty Kropelnicki (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)
CAL WATER PRICES $100 MILLION OF FIRST MORTGAGE BONDS

SAN JOSE, Calif—California Water Service Group (NYSE: CWT) announced today that California Water Service Company (“Cal Water”), a wholly-owned subsidiary of California Water Service Group, priced an offering of $100,000,000 in aggregate principal amount of its 5.875% First Mortgage Bonds due 2019, Series LL.
     The bonds will mature on May 1, 2019, and interest on the bonds will accrue and be payable semi-annually in arrears on May 1 and November 1 commencing on November 1, 2009, at the rate of 5.875% per annum. The bonds will be secured by the lien on substantially all of Cal Water’s properties, subject to certain exceptions and permitted liens, and will rank equally with all of Cal Water’s other first mortgage bonds. There is no sinking fund for the bonds. The bonds will be fully and unconditionally guaranteed by California Water Service Group. The offering is expected to close on April 17, 2009.

     Cal Water plans to use a portion of the net proceeds from the sale of the bonds to pay down outstanding short-term borrowings. Further, Cal Water plans to add the remainder of the net proceeds to its general funds to be used for general corporate purposes, including capital projects.
     Robert W. Baird & Co. Incorporated is acting as the sole underwriter for the offering.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.
     Copies of the Prospectus Supplement and accompanying Prospectus relating to the offering may be obtained from Robert W. Baird & Co. Incorporated, Fixed Income Department, 777 East Wisconsin Avenue, Milwaukee, WI 53202, or by calling 1-800-RWBAIRD (1-800-792-2473).
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services, LLC. Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”
# # #
Source: California Water Service Group

2